Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE: November 14, 2008
CRC Health Corporation Reports Operating Results
For the Third Quarter and Nine Months Ended September 30, 2008

CUPERTINO, CA, November 14, 2008 – CRC Health Corporation (“CRC” or the “Company”), a leading provider of substance abuse treatment and youth services through its wholly owned consolidated subsidiaries, announced its results for the third quarter and nine months ended September 30, 2008, reflecting contributions from acquisitions and continued organic growth.

The Company has three operating divisions:  recovery division, youth division, and healthy living division.  The recovery division provides substance abuse and behavioral disorder treatment services through residential treatment facilities and outpatient treatment clinics.  The youth division provides educational programs for underachieving young people through residential schools and wilderness programs.  The healthy living division provides adolescent and adult weight management programs and treatment services for eating disorders.  For segment reporting purposes, the Company reports in two segments:  recovery and youth.  The healthy living division is combined with corporate/other as it does not meet the quantitative threshold for separate segment reporting.

Comparative financial results and selected statistics for the third quarter and nine months ended September 30, 2008 have been presented to conform to the Company’s new organizational structure which became effective on October 1, 2007.

At September 30, 2008, the Company concluded that a portion of its youth division was impaired.  The Company believes that there will be a decrease in expected future cash flows in the youth division based upon current economic conditions including the lack of availability of student loans, credit for our clients, and other factors.  As a result, for the quarter and nine months ended September 30, 2008, the Company recognized a $142.2 million non-cash impairment charge for goodwill and a $23.9 million non-cash impairment charge related to asset impairments.

For the quarter ended September 30, 2008, consolidated adjusted pro forma net revenue increased $0.7 million, or 0.6%, to $127.0 million from $126.3 million during the same period in 2007.  Third quarter 2008 adjusted pro forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by $3.0 million, or 9.3%, to $28.8 million compared to $31.8 million during the same period in 2007.  Additionally the quarter ended September 30, 2008 showed adjusted pro forma net revenue and adjusted pro forma EBITDA increases of $3.5 million, or 2.8%, and $3.4 million, or 13.3%, compared to the quarter ended June 30, 2008.

Consolidated  adjusted pro forma net revenue for the nine months ended September 30, 2008 was $367.9 million which reflects a $4.9 million or 1.4% increase from the same period in 2007. For the nine months ended September 30, 2008 adjusted pro forma EBITDA of $75.1 million reflects a decrease of $10.9 million, or 12.7%, from the same period of 2007.

Historical Financial Results

Third Quarter and Nine Months Ended September 30, 2008 Consolidated Financial Results:

Recovery Division:

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

•
Net revenue increased $6.3 million, or 8.5%, to $80 million for the quarter from $73.7 million from the comparable prior-year quarter.  Same–facility net revenue increased $4.7 million, or 6.5%, to $76.8 million for the quarter from $72.1 million from the comparable prior-year quarter.  The increase in same-facility net revenue was driven by a 2.6% increase in census and a 3.7% increase in rates.

•
Adjusted pro forma revenue increased $4.7 million, or 6.1%, to $80.6 million for the quarter from $75.9 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA increased $2.3 million, or 9.4%, to $26.6 million for the quarter from $24.3 million from the comparable prior-year quarter.

•
Our recovery division incurred an increase of $3.5 million in operating expenses.  Recovery division, same-facility increase in operating expenses was $1.7 million, or 3.8%, acquisition-related increase was $1.1 million, and startup related increases were $0.7 million.

 Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

•
Net revenue increased $19.8 million, or 9.2%, to $236.0 million for the nine months ended September 30, 2008 from $216.2 million from the comparable period.  Same–facility net revenue increased $14.2 million, or 6.7%, to $227.5 million for the nine months from $213.3 million from the comparable prior-year period.  The increase in same-facility net revenue was driven by a 3.1% increase in census and a 3.4% increase in rates.

•
Adjusted pro forma revenue increased $13.9 million, or 6.2%, to $239.1 million for the nine months ended September 30, 2008 from $225.2 million from the comparable period in the prior year.  Adjusted pro forma EBITDA increased $3.3 million, or 4.5%, to $75.7 million for the nine months from $72.4 million from the comparable prior-year period.

•
Our recovery division incurred an increase of $14.5 million, or 9.3%, in operating expenses.  Recovery division, same-facility increase in operating expenses was $9.9 million, or 7.4%, and acquisition and startup-related increase was $4.5 million ..

Youth Division:

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

•
Net revenue decreased $3.5 million, or 8.7%, to $36.7 million for the quarter from $40.2 million from the comparable prior-year quarter.  Same–facility net revenue decreased $4.4 million, or 11.5%, to $33.8 million for the quarter from $38.2 million from the comparable prior-year quarter.  The decrease in same-facility net revenue was driven by a 13.5% decrease in census partially offset by a 3.9% increase in rates.  The decrease in census was significantly impacted by a single therapeutic boarding school that experienced a significant increase in student graduations and other departures during the second half of 2007.

•
Our youth division incurred an increase of $165.1 million in operating expense, or 469.4%, mostly related to a $142.2 million non-cash impairment charge for goodwill as well as for a $23.9 million non-cash impairment charge related to asset impairments partially offset by reductions in general and administrative expenses. Excluding the impairment charges, youth division operating expenses decreased by $1.0 million compared to the same period in 2007.

•
Adjusted pro forma revenue decreased $3.5 million, or 8.8%, to $36.7 million for the quarter from $40.2 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA decreased $3.6 million, or 41.9%, to $5.1 million for the quarter from $8.7 million from the comparable prior-year quarter.

 Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

•
Net revenue decreased $6.9 million, or 6.1%, to $105.8 million for the nine months ended September 30, 2008 from $112.7 million from the comparable prior-year period.  Same–facility net revenue decreased $12.6 million, or 11.2%, to $99.9 million for the nine months from $112.5 million from the comparable prior-year period.  The decrease in same-facility net revenue was driven by a 15.7% decrease in census partially offset by a 5.3% increase in rates.  The decrease in census was significantly impacted by a single therapeutic boarding school that experienced a significant increase in student graduations during the second half of 2007 and has yet to recover the lost census.

•
Adjusted pro forma revenue decreased $9.5 million, or 8.2%, to $105.8 million for the nine months from $115.3 million from the comparable period in the prior year.  Adjusted pro forma EBITDA decreased $10.2 million, or 46.7%, to $11.6 million for the nine months from $21.8 million from the comparable period in the prior year.

•
Our youth division incurred an operating expense increase of $164.8 million, or 160.6%  due to impairment charges of $142.2 million for goodwill and $23.9 million for asset impairments. Excluding the impairment charges, youth division operating expenses decreased by $1.2 million, or 1.2%, compared to the same period in 2007.

Corporate/Other:

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

•
Net revenue increased $1.3 million, or 15.4%, to $9.7 million for the quarter from $8.4 million from the comparable prior-year quarter. Operating expenses increased $4.1 million or 35.6% in corp/other.

•
Adjusted pro forma revenue decreased $0.4 million, or 4.0%, to $9.7 million for the quarter from $10.1 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA decreased $1.6 million, or 131.1%, to a loss of $2.8 million for the quarter from a loss of $1.2 million from the comparable prior-year quarter.  The increase in the loss is attributable to increases in start-up losses in both eating disorder and weight management programs, increased operating expenses associated with the growth in our adolescent weight management summer camps, and increases in corporate administrative expenses.

 Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

•
Net revenue increased $5.8 million, or 33.4%, to $23.0 million for the nine months ended September 30, 2008 from $17.2 million from the comparable prior-year period.  Operating expenses increased $11.5 million or 36.1%  in corp/other.

•
Adjusted pro forma revenue increased $0.6 million, or 2.7%, to $23.0 million for the nine months from $22.4 million from the comparable period in the prior year.  Adjusted pro forma EBITDA decreased $4.1 million, or 50.4%, to a loss of $12.1 million for the nine months from a loss of $8.0 million from the comparable period in the prior year.  The increase in the loss is attributable to increases in start-up losses in both eating disorder and weight management programs, increased operating expenses associated with the growth in our adolescent weight management summer camps, and increases in corporate administrative expenses.

The unaudited adjusted pro forma revenue and EBITDA for the periods presented give effect to all acquisitions as if they had occurred on January 1, 2007.  The pro forma adjustments are based upon available information and certain assumptions that CRC believes are reasonable.  The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s result of operations or financial position would have been if the acquisitions in 2007 occurred at any date, nor does such information purport to project the results of operations for any future period.

Net income as a percentage of consolidated net revenue for the three months ended September 30, 2008 was -110.7% compared to 3.8% for the same period in 2007. For the nine months ended September 30, 2008, net income as a percentage of consolidated net revenue was -37.7% compared to 2.2% for the comparable period in 2007. The decrease in net income percentage was due to increased operating expenses related to impairment charges in the youth division.  Excluding  youth division impairment charges,  net income as a percentage of  consolidated net revenue increased by 20.7%  and 7.8%,  for the three and nine months ended September 30, 2008 compared to the same period in 2007.  The increases are due to acquisitions as well as by some decreases in interest expenses and lower expenses related to our interest rate swaps.

Excluding the impairment charges for the youth division, consolidated net income  increased by $21.6 million  and $20.9 million respectively  for the three months and nine months ended September 30, 2008 compared to the same periods in 2007.  In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of EBITDA, as well as adjusted pro forma EBITDA.  Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10¾% senior subordinated notes due 2016 and its senior secured credit facility, as amended to date.  CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(In thousands, except share amounts)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,014	$5,118
Accounts receivable, net of allowance for doubtful accounts of $5,935 in 2008 and $6,901 in 2007	31,689	31,910
Prepaid expenses	6,404	7,544
Other current assets	1,531	2,120
Income taxes receivable	—	193
Deferred income taxes	6,599	6,599
Total current assets	49,237	53,484
PROPERTY AND EQUIPMENT—Net	129,369	122,937
GOODWILL	602,854	730,684
INTANGIBLE ASSETS—Net	361,750	390,388
OTHER ASSETS	21,831	24,798
TOTAL ASSETS	$1,165,041	$1,322,291
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,909	$7,014
Accrued liabilities	29,186	37,582
Current portion of long-term debt	9,014	35,603
Other current liabilities	24,582	29,824
Income taxes payable	6,908	––
Total current liabilities	77,599	110,023
LONG-TERM DEBT—Less current portion	648,910	612,764
OTHER LIABILITIES	6,039	7,514
DEFERRED INCOME TAXES	121,585	145,867
Total liabilities	854,133	876,168
COMMITMENTS AND CONTINGENCIES (Note 12)
MINORITY INTEREST	317	374
STOCKHOLDER’S EQUITY:
Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Additional paid-in capital	442,150	438,608
(Accumulated deficit) retained earnings	(130,559)	7,141
Accumulated other comprehensive (loss) income	(1,000)	—
Total stockholder’s equity	310,591	445,749
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,165,041	$1,322,291

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
NET REVENUE:
Net client service revenue	$124,278	$120,623	$358,646	$341,489
Other revenue	2,146	1,746	6,126	4,603
Total net revenue	126,424	122,369	364,772	346,092
OPERATING EXPENSES:
Salaries and benefits	61,429	55,443	183,959	167,131
Supplies, facilities and other operating costs	36,926	36,557	107,582	100,677
Provision for doubtful accounts	1,715	2,036	5,010	5,064
Depreciation and amortization	5,929	5,397	17,343	16,310
Asset impairments	23,880	––	23,880	––
Goodwill impairment	142,238	––	142,238	––
Total operating expenses	272,117	99,433	480,012	289,182
(LOSS) INCOME FROM OPERATIONS	(145,693)	22,936	(115,240)	56,910
INTEREST EXPENSE, NET	(13,125)	(15,169)	(40,148)	(44,971)
OTHER (EXPENSE) INCOME	(37)	(1,217)	(69)	(800)
(LOSS) INCOME BEFORE INCOME TAXES	(158,855)	6,550	(155,457)	11,139
INCOME TAX (BENEFIT) EXPENSE	(19,222)	1,502	(17,699)	3,375
MINORITY INTEREST IN INCOME (LOSS) OF SUBSIDIARIES	301	427	(57)	275
NET (LOSS) INCOME	$(139,934)	$4,621	$(137,701)	$7,489

Reconciliation of GAAP "Cash Flows Provided By Operating Activities" to non-GAAP "EBITDA from continuing operations" and Reconciliation of non-GAAP "EBITDA from continuing operations to GAAP Net (Loss) Income"
(In thousands) (unaudited)
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Cash flows provided by (used in) operating activities	$259	$(2,857)	$21,090	$18,119
Amortization of debt discount and other financing costs	(1,132)	(1,108)	(3,357)	(3,356)
Stock-based compensation	(1,544)	(1,060)	(3,847)	(3,203)
Deferred income taxes	25,645	(4,617)	26,674	(3,747)
Net effect of changes in non-current net assets	(207)	(422)	(129)	(832)
Goodwill impairment	(142,238)	––	(142,238)	––
Asset impairment	(23,880)	––	(23,880)	––
Net effect of working capital changes	9,092	20,082	5,329	16,818
Interest expense and other financing costs	13,125	15,169	40,148	44,971
Income tax (benefit) expense	(19,222)	1,502	(17,699)	3,375

EBITDA from continuing operations	(140,102)	26,689	(97,909)	72,145
Interest expense and other financing costs	(13,125)	(15,169)	(40,148)	(44,971)
Income tax expense (benefit)	19,222	(1,502)	17,699	(3,375)
Depreciation and amortization	(5,929)	(5,397)	(17,343)	(16,310)
Net (loss) income	$(139,934)	$4,621	$(137,701)	$7,489

Reconciliation of non-GAAP "EBITDA from continuing operations" to non-GAAP "Adjusted pro forma EBITDA"
(In thousands) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

EBITDA from continuing operations	$(140,102)	$26,689	$(97,909)	$72,145

Pre-acquisition Adjusted EBITDA from other acquisitions in 2007	––	749	––	3,175
Pre-acquisition Adjusted EBITDA from other acquisitions in 2008	236	335	1,083	1,433
Expenses incurred related to the Transactions	––	3	––	3
Unrecognized profit on deferred revenue	13	108	13	2,695
Asset impairments	23,880	––	23,880	––
Impairment of goodwill	142,238	––	142,238	––
Stock-based compensation expense	1,543	1,061	3,847	3,204
Foreign exchange translation	35	––	35	––
(Gain) loss on interest rate swap	1	1,206	34	744
Loss (gain) on fixed asset disposal	(20)	––	(21)	(10)
Management fees to Sponsor	530	500	1,630	1,532
Transaction expense	––	723	––	723
Write-off of cancelled acquisitions	116	13	240	32
Minority interest in loss of subsidiaries	301	427	(57)	275
Franchise taxes	40	(44)	128	102
Write-off of miscellaneous accounts (non-cash)	––	––	8	24
Adjusted Pro forma EBITDA	$28,811	$31,770	$75,149	$86,077

CRC Health Corporation Selected Statistics	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Recovery Division:
Number of inpatient facilities - end of period	30	27
Number of outpatient facilities - end of period	15	14
Number of comprehensive treatment clinics (CTC) - end of period	64	61
Available beds - end of period	1,909	1,801
Patient days - Inpatient	417,918	394,412
Occupancy rate	80.9%	83.5%
Net revenue per patient day - inpatient	$367.93	$353.82
Patient days - CTC	7,130,834	6,864,215
Net revenue per patient day - CTC	$11.53	$11.18

Youth Division:
Number of facilities - end of period	29	29
Patient days	349,582	407,687
Net revenue per patient day	$302.63	$282.83

Healthy Living Division:
Number of facilities - end of period	17	13
Patient days	82,216	63,819
Net revenue per patient day	$276.60	$263.94

Conference Call

CRC will host a conference call, open to all interested parties, on Monday, November 17, 2008 beginning at 10:00 AM Pacific Daylight Time (1:00 PM Eastern Daylight Time).  The number to call within the United States is (877) 502-9276.  Participants outside the United States should call (913) 905-1086.  The conference ID is 6074992. A replay of the conference call will be available starting three hours after the completion of the call until 2:59 PM Pacific Daylight Time Sunday November 23, 2008.  The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 6074992.

Forward-Looking Statements

This press release includes or may include "forward-looking statements." All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC's services; CRC’s substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC's services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC's outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC's ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC's management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC's debt documents.

Contact:
CRC Health Corporation
Kevin Hogge, 877-272-8668
Chief Financial Officer